UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2024

AYRO, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34643	98-0204758
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

AYRO, Inc.

900 E. Old Settlers Boulevard, Suite 100

Round Rock, Texas 78664

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 512-994-4917

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	AYRO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Joseph Ramelli

On August 21, 2024, Ayro, Inc. (the “Company”) appointed Joseph Ramelli to the position of Chief Financial Officer of the Company, effective as August 21, 2024.

Mr. Ramelli, age 56, has nearly 30 years of experience in the Biotechnology, Biopharmaceutical and Financial Services industries. He is a seasoned investor and consultant who specializes in business strategic planning and development, capital raising, talent acquisition, and corporate governance. Mr. Ramelli is currently an investor and strategic advisor with Ramelli Asset Management. Since 2023, Mr. Ramelli has also served as the Vice President of Business Development at Origin Agritech Ltd. Previously, Mr. Ramelli served as Interim Chief Financial Officer from 2020 to 2021 and was a founding member of ValenzaBio, a privately held biopharmaceutical company, where he established and grew all the finance functions of the company. He also served as Chief Executive Officer of Marina Biotech from 2016 to 2018 where he helped close a business development deal to keep the company afloat and negotiated and closed merger to navigate the company out of bankruptcy and forge a successful path forward. Mr. Ramelli also has over 15 years of experience in varied roles at investment firms. Mr. Ramelli graduated from the University of California, Santa Barbara with a B.A. in Business Economics.

There is no arrangement or understanding between Mr. Ramelli and any other person pursuant to which he was appointed as Chief Financial Officer. There is no family relationship between Mr. Ramelli and any director or executive officer of the Company. There are no transactions between Mr. Ramelli and the Company that would be required to be reported under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Appointment of Gilbert Villarreal

On August 21, 2024, Gilbert Villarreal was appointed to the position of President of the Company’s subsidiary, DropCar Operating Company, Inc. (“Operating Subsidiary”), effective as August 21, 2024.

Mr. Villarreal, 59, has over 32 years of wide manufacturing experience that spreads from Aerospace, Automotive, and Marine industries. As an industrialist with a diverse portfolio, Mr. Villarreal has successfully restructured companies in both the automotive and marine yacht building industries. Mr. Villarreal is the co-founder and chief executive officer of VLF Automotive LLC. Mr. Villarreal is also the founder of GLV Ventures, a leader in the design and production of a variety of vehicles including electric vehicles. The Company is known for its advanced manufacturing in a timely, cost-effective manner. Founded by Mr. Villarreal, GLV Ventures has operated in the space for 25 years. GLV and its affiliate, EVESSA, are Tier 1 consulting and manufacturing companies that have produced electric vehicles and non-electric vehicles for several of the leading OEMs and Fortune 100 companies. Mr. Villarreal is a former United States Marine and holds a B.A. in Business Administration. After serving active duty in the Marine Air Wing as an Aircraft Aviation Specialist on numerous Naval aircraft, Mr. Villarreal continued his career in aerospace with the Boeing Aircraft Company on the 767 and 747 aircraft production lines in Everett, Washington. After 10 years in Aerospace manufacturing, Mr. Villarreal transitioned into the automotive and marine industries with UTA “United Technologies Automotive” with The Becker Group, and as the chief executive officer with Acord Incorporated, a leader in automotive interior trim systems and chief executive officer of Concorde Marine, a luxury yacht manufacturer in Washington State.

There is no arrangement or understanding between Mr. Villarreal and any other person pursuant to which he was appointed as President. There is no family relationship between Mr. Villarreal and any director or executive officer of the Company or Operating Subsidiary. There are no transactions between Mr. Villarreal and the Company or Operating Subsidiary that would be required to be reported under Item 404(a) of Regulation S-K of the Exchange Act.

Item 8.01 Other Events.

On August 21, 2024, the Company issued a press release announcing the appointment of Mr. Ramelli and Mr. Villarreal. A copy of the press release is attached as Exhibit 99.1 hereto.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release, dated August 21, 2024.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AYRO, INC.

Date: August 27, 2024	By:	/s/ Joshua Silverman
Joshua Silverman
Executive Chairman